                                                                   EXHIBIT 10.17

                              Letter of Undertaking

                                                              Date:  24 May 2002

To:  Batteries Funding Limited ("Batteries Funding "); and
     Citibank, N.A., London Branch as Operating Agent and Servicer under the Origination Agreements and Agent under the Facilities Agreement,

Dear Sirs

1.   We refer to the following agreements:

     (i) the Receivables Securitisation Deed dated as of the date hereof between CMP Batteries Limited, Exide (Dagenham) Limited, Deta UK Limited, Fulmen (U.K.) Limited (together with any additional member of the Exide Europe Group acceding to the Receivables Securitisation Deed after the date hereof, the "UK Originators"), ourselves as Offer Agent, Batteries Funding and Citibank, N.A. as Operating Agent (the "U.K. Origination Agreement");

     (ii) (a) the Receivables Subrogation Agreement dated 6 June 1997 (as amended on the date hereof) between Compagnie Europeenne d'Accumulateurs S.A.S. (together with any additional member of the Exide Europe Group acceding to the Receivables Subrogation Agreement after the date hereof, the "French Originators"), Exide Europe Funding Ltd. ("Exide Funding"), ourselves as Offer Agent and Citibank, N.A. as Operating Agent and (b) the Onward Receivables Sale Agreement dated as of the date hereof between Exide Funding, ourselves as Offer Agent, Batteries Funding and the Operating Agent (the "French Origination Agreements");

     (iii) the Receivables Sale Agreement dated as of the date hereof between Sociedad Espanola del Acumulador Tudor, S.A., Fulmen Iberica S.L. (together with any additional member of the Exide Europe Group acceding to such Receivables Sale Agreement after the date hereof, (the "Spanish Originators"), ourselves as Offer Agent, Batteries Funding and Citibank, N.A., as Operating Agent (the "Spanish Origination Agreement");

     (iv) (a) the Receivables Purchase Agreement dated 3 June 1997 (as amended on the date hereof) between Societa Industriale Accumulatori S.r.l. and Compagnia Generale Accumulatori S.p.A. (now Exide Italia S.r.l.) (together with any additional member of the Exide Europe Group acceding to the Receivables Sale Agreement after the date hereof, the "Italian Originators"), ourselves as Offer Agent, Archimede Securitisation s.r.l. and Citibank, N.A. as the Operating Agent and (b) the Onward Sale Agreement dated as of the date hereof between Archimede Securitisation s.r.l., Batteries Funding and the Operating Agent (the "Italian Origination Agreements"); the Receivables Sale Agreement dated as of the date hereof between Exide Automotive Batterie GmbH, Deutsche Exide GmbH and Deutsche Exide Standby GmbH (together with any additional member of the Exide Europe

     (v) Group acceding to such Receivables Sale Agreement after the date hereof, the "German Originators" and, together with the UK Originators, the French Originators, the Spanish Originators and the Italian Originators, the "Originators"), ourselves as Offer Agent, Batteries Funding and Citibank, N.A. as Operating Agent (the "German Origination Agreement" and, together with the UK Origination Agreement, the French Origination Agreements, the Spanish Origination Agreement and the Italian Origination Agreements, the "Origination Agreements"); and

     (vi) the Facilities Agreement dated the date hereof among Batteries Funding, Citibank, N.A., London Branch as Agent and Arranger and the lenders from time to time party to the Facilities Agreement (the "Facilities Agreement").

2. Unless otherwise specified in this letter, terms defined in the Origination Agreements shall have the same meanings when used herein.

3. Any reference in this letter to any other agreement or document shall, unless the context otherwise requires, include that other agreement or document as from time to time amended, supplemented or novated and any document which amends, supplements or novates that other agreement or document.

4. We hereby confirm to you that the Facilities Agreement and the Origination Agreements, all their respective terms and conditions and all related documents, fully meet our approval.

5. We are aware that the Facilities Agreement and the Origination Agreements have been entered into on the condition that, inter alia, our indirect and beneficial ownership of at least 80 % of the issued share capital of each Originator and Exide Funding and we control each Originator and Exide Funding. We are further aware that the Facilities Agreement and the Origination Agreements have been entered into in reliance on this Letter of Undertaking.

6. We confirm that we currently own indirectly and beneficially at least 80 % of the issued share capital of each Originator and Exide Funding and that we control each Originator and Exide Funding and we covenant, subject to paragraph 6 below, that we will not reduce our percentage shareholding or alter our control of each Originator and Exide Funding (so long as Exide Funding is a party to any Relevant Document) until the Facilities Agreement and the Origination Agreements have been terminated and all obligations under the Origination Agreements to each of you have been met by the Originators and Exide Funding.

7. We undertake to you that in the event that our percentage shareholding in any Originator falls below 80% of the issued share capital of such Originator or that we cease to control such Originator, we shall ensure that (a) you (or, as the case may be, Archimede or Exide Funding) will receive from such Originator, prior to the date on which our shareholding falls below 80% of the issued share of such Originator or we cease to control such Originator, an amount equal to the Outstanding Balance of the Receivables which have been purchased from such Originator (such amount to be treated as a Collection for the purpose of the relevant Origination Agreement) and that such Originator will cease to offer to sell Receivables under the terms of the Origination Agreement to which it is a party.

8. We further covenant to ensure that each Originator and Exide Funding (in each of their capacities under the Origination Agreements) at all times duly perform and comply with all their obligations to each of you under or in connection with the Origination Agreements and, in particular, that we will at all times take all measures necessary or desirable to ensure that the billing, credit and collection policies and procedures of such Originator and Exide Funding are not changed in any way that may materially adversely affect the interests of either of you under the Origination Agreements. We further covenant that we will comply with our obligations in this paragraph 8 even if any of the relevant obligations of the Originators or Exide Funding under the Origination Agreements are determined by a court of competent jurisdiction to be invalid or unenforceable.

9. Without limiting our covenant in paragraph 7 above, we further covenant to either ensure that: (i) each Originator and Exide Funding will at all times duly perform and comply with or (ii) we will perform and comply with, on behalf of each Originator and Exide Funding, all reporting, documentary and calculation requirements of the Originators and Exide Funding under the Origination Agreements and that the same are met in a timely fashion.

10. We further covenant to provide you with immediate notice upon becoming aware of any of any breach by any Originator or Exide Funding of any of its obligations under the Origination Agreements and any of the events described in (A), (B) or (C) below or any event which, with the giving of notice or lapse of time or both, would constitute one of such events:

     (A) Any Originator or Exide Funding fails to pay any principal of or premium or interest on any debt, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt, or any other default under any agreement or instrument relating to any debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of the maturity of such debt, or any such debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or any present or future mortgage, charge or other security interest on or over any assets of such Originator or Exide Funding becomes enforceable;

     (B) a resolution is passed or a petition is presented or an order made for the winding up, liquidation, dissolution, merger or consolidation of such Originator or Exide Funding (except for the purposes of a bona fide reconstruction or amalgamation with your consent), or a petition is presented or an order made for the appointment of an administrator in relation to any Originator or Exide Funding,or a receiver, administrative receiver or manager is appointed over any part of the assets or undertaking of any Originator or Exide Funding, or any event analogous, to any of the foregoing occurs (except, in the case where a petition is presented (i) the proceeding is frivolous or vexatious and
          (ii) such Originators or Exide Funding is solvent and is contesting the proceeding in good faith); or

     (C) an Early Amortisation Event under any of the Origination Agreements occurs.

11. We undertake that we will provide to the Operating Agent all documents which Exide Technologies, ourselves or any European Affiliate of Exide Technologies is required to provide under the US DIP Facility Agreement in relation to ourselves and such European Affiliate as and when the same are provided under the US DIP Facility Agreement.

12. This Letter of Undertaking is governed by the laws of England. We hereby irrevocably and for your benefit submit to the jurisdiction of the courts of England in any action or proceeding arising out of or relating to this letter, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts. We hereby irrevocably waive, to the fullest extent that we may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. We agree that a final judgement in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by law. We irrevocably appoint the Person specified against our signature to accept any service of any process on our behalf and further undertake that we will at all times during the continuance of this letter maintain the appointment of some Person in England as its agent for the service of process and irrevocably agree that the service of any writ, notice or other document for the purposes of any suit, action or proceeding in the courts of England shall be duly served upon it if delivered or sent to the address of such appointee (or to such other address in England as that party may notify to the other parties hereto).


Yours faithfully



__________________________                      Process Agent:
EXIDE HOLDING EUROPE S.A.                       CMP Batteries Limited
                                                P.O. Box 1
                                                Salford Road
                                                Over Hulton
                                                Bolton BL5 1DD